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NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

WARRANT TO PURCHASE CLASS A COMMON STOCK OF SMILEDIRECTCLUB, INC.
Warrant No.:
Number of Shares of Common Stock:_____________
Date of Issuance: May 12, 2020 (“Issuance Date”)
SmileDirectClub, Inc. a Delaware corporation, (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [ ● ], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Class A Common Stock (including any Warrants to Purchase Class A Common Stock issued in exchange, transfer or replacement hereof, the “Warrants”), at any time or times on or after the date hereof, but not after 11:59 p.m., New York time, on the Expiration Date (as defined below), [ ● ] fully paid nonassessable shares of Common Stock (as defined below) (the “Warrant Shares”).
1.EXERCISE OF WARRANT.
(a)    Mechanics of Exercise. Subject to the terms and conditions hereof, the Warrants may be exercised by the Holder on any day from the date hereof until the Expiration Date , in whole or in part, by (i) delivery of a written notice to the Company in the form attached hereto as Exhibit A (as properly completed, including with appendices, if applicable, an “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds or (B) notification to the Company in the Exercise Notice that this Warrant is being exercised pursuant to a Cashless Exercise (as defined below). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. No ink-original Exercise Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Notice be required. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares and the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Exercise Notice is delivered to the Company. On or before the second (2nd) Trading Day following the date of delivery of the applicable Exercise Notice and Aggregate Exercise Price (or notice of a Cashless Exercise) (together, the “Exercise Delivery Documents”), the Company shall transmit an acknowledgement of confirmation of receipt of the Exercise Delivery Documents in the form attached to the Exercise Notice to the Holder and the Company’s transfer agent (“Transfer Agent”). On or before the third (3rd) Business Day following the date on which the Company has received all of the Exercise Delivery Documents (the “Share Delivery Date”), the Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder to credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with The Depositary Trust Company, a New York corporation (“DTC”), through its Deposit Withdrawal At Custodian system specified by the Holder in the Exercise Notice if the Company is then a participant in such system or otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Exercise Notice. Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder's DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is physically delivered in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall, at the request of a Holder, deliver a new Warrant representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded down to the nearest whole number. The Company (i) shall pay any and all taxes and other expenses of the Company which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant and (ii) shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of the Warrant Shares via DTC, if any. Until the Expiration Date, the Company shall use commercially reasonable efforts to maintain a transfer agent that participates in DTC’s Fast Automated Securities Transfer system. In connection with any Cashless Exercise of a Warrant for which the Holder has held the Warrant for the requisite holding period under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), the Company shall, upon request, provide the Holder and the Transfer Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience, which may be Foley & Lardner LLP) stating that (i) the exercise of the Warrants on a cashless basis in accordance with Section 1(d) is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend.
(b)    Exercise Price. For purposes of this Warrant, “Exercise Price” means $7.11, subject to adjustment as provided herein.

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(c)    Company’s Failure to Timely Deliver Securities. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a valid Exercise Notice by the third Trading Day following the Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the Closing Sale Price of the Common Stock on the date of the applicable Exercise Notice), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise.
(d)    Cashless Exercise. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):
Net Number = (A x B) - (A x C)
B
For purposes of the foregoing formula:
A= the total number of shares with respect to which this Warrant is then being exercised.
B= the Closing Sale Price of the shares of Common Stock (as reported by Bloomberg) on the date immediately preceding the date of the Exercise Notice.
C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(e)    Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and that are disputed shall be resolved in accordance with Section 14.
(f)    Insufficient Authorized Shares. If at any time while any of the Warrants remain outstanding the Company does not have a sufficient number of authorized and otherwise unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of the Warrants at least a number of shares of Common Stock equal to 100% (the “Required Reserve Amount”) of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of all of the Warrants then outstanding (an “Authorized Share Failure”), then the Company shall promptly take all action reasonably necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the

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Company to reserve the Required Reserve Amount for the Warrants then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than one hundred and twenty (120) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its commercially reasonable efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, with respect to any such Authorized Share Failure, if the Company is able to obtain the written consent of stockholders in accordance with the first sentence of Section 9.1 of the Company’s Amended and Restated Certificate of Incorporation to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the U.S. Securities and Exchange Commission an Information Statement on Schedule 14C.
(g)    Restrictions. The Holder acknowledges that any Warrant Shares acquired other than in a registered transaction will have restrictions upon resale imposed by state and federal securities laws.
2.    ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES.
(a)    Stock Splits, Dividends, and Recapitalizations. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(a) shall become effective at the close of business on the date such subdivision or combination becomes effective.
3.    RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case any Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price equal to such Exercise Price in effect immediately prior to the close of business on such record

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date minus the fair market value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of Common Stock; provided, that, if such adjustment would reduce the Exercise Price to an amount less than $0.01, the number of Warrant Shares issuable upon exercise of this Warrant shall be correspondingly increased by the quotient of the amount of such reduction divided by the Closing Bid Price of the shares of Common stock on the Trading Day immediately preceding such record date.
4.    PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.
(a)    Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided, however, the Holder shall not have the right to acquire any Purchase Rights pursuant to to any Company equity incentive plans for employees, officers, directors, managers, consultants and advisors.
(b)    Fundamental Transactions. The Company shall not consummate a Fundamental Transaction unless (A)(i) the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 4(b) pursuant to written agreements prior to the consummation of such Fundamental Transaction, including agreements to deliver to each holder of Warrants in exchange for such Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, an adjusted exercise price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose Common Stock is quoted on or listed for trading on an Eligible Market or (B) the Company provides each Holder with not less than ten (10) Business Days prior notice of the anticipated consummation of such Fundamental Transaction (which notice may be provided by means of a press release and/or the filing of a Current Report on Form 8-K) and affords each Holder an opportunity to exercise such Holder’s Warrants prior to the consummation of such Fundamental Transaction, following which each unexercised Warrant will be null, void and of no further force or effect. Upon the occurrence of any Fundamental Transaction subject to the provisions of Section 4(b)(A), the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power

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of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction subject to the provisions of Section 4(b)(A), the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of the publicly traded common stock (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Warrant been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Warrant. The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the exercise of this Warrant.
5.    NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be reasonably required to protect the rights of the Holder hereunder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of the Warrants above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of the Warrants, and (iii) shall, so long as any of the Warrants are outstanding, take all action reasonably necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrants, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise).
6.    WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same

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notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders; provided, that the Company shall be deemed to have complied with such requirement by filing any such notices or other information on the SEC’s Electronic Data Gathering Analysis system.
7.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY. The Company represents and warrants to the Holder that as of the date hereof:
(a)    The Company is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all requisite power and authority to own or hold its properties and to conduct the business in which it is now engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the assets, business, operations, prospects, property or financial or other condition of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Warrant (a “Material Adverse Effect”). The Company has all requisite corporate power and authority to enter into and perform its obligations under this Warrant and the Warrants.
(b)    As of the Issuance Date, the Company had outstanding 108,613,088 shares of Common Stock and 276,454,886 shares of Class B common stock, par value $0.0001 per share, and, except as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 or pursuant to plans described therein or filed as exhibits thereto, the Company had no other outstanding (i) options, warrants and other similar rights to acquire shares of the Company’s capital stock, or (ii) securities directly or indirectly convertible into, or exchangeable or exercisable for, shares of the Company’s capital stock (other than shares of Common Stock convertible into Class B common stock).
(c)    The execution, delivery and performance by the Company of this Warrant and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action.
(d)    This Warrant, when issued and delivered in accordance with the terms set forth herein, will be validly issued and free of restrictions on transfer other than restrictions on transfer under this Warrant and applicable state and federal securities laws. Assuming the accuracy of the representations of the Holder in Section 8 of this Warrant, the Warrant Shares will be issued in compliance with all federal and state securities laws. The Warrant Shares have been duly reserved for issuance, and upon issuance upon exercise of the Warrant, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.
(e)    The execution, delivery and performance by the Company and the consummation of the transactions contemplated hereby do not and will not: (i) violate (x) its certificate of incorporation; (y) any provision of law applicable to it (except where such violation would not reasonably be expected to have a Material Adverse Effect) or (z) any order, judgment or decree of any governmental or regulatory authority binding on it or any of its property (except

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where such violation would not reasonably be expected to have a Material Adverse Effect); (ii) result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation binding upon it or its property (except where such breach or default would not reasonably be expected to have a Material Adverse Effect); (iii) result in or require the creation or imposition of any material lien (other than permitted liens) upon its assets; or (iv) require any approval or consent of any person under any contractual obligation binding upon it or its property, which approvals or consents have not been obtained on or before the dates required under such contractual obligations (except where the failure to obtain such approval or consent would not reasonably be expected to have a Material Adverse Effect).
(f)    Assuming the accuracy of the representations of the Holder in Section 8 of this Warrant, the execution and delivery by the Company of this Warrant, and the consummation of the transactions contemplated hereby, do not and will not require any registration with, consent or approval or, or notice to, or other action to, with or by, any governmental or regulatory authority which has not been obtained or made and is in full force and effect other than (i) any SEC filing in accordance with applicable law and (ii) any of the foregoing that failure to have made or obtained would not reasonably be expected to have a Material Adverse Effect.
(a)    At any time a Holder of the Warrants exercises one or more Warrants, the Company, shall, in its capacity as managing member thereof, cause SDC Financial, LLC, a Delaware limited liability company (“SDC LLC”), to issue to the Company common units of SDC LLC in an amount equal to the Warrant Shares as to which the Warrants are being exercised and contribute to SDC LLC the Exercise Price received in connection with such exercise in exchange therefor. For so long as the Warrants are outstanding, the Company, in its capacity as managing member thereof, shall take all action reasonably necessary to cause SDC LLC to reserve and keep available out of its authorized and unissued common units, 100% of the common units as shall from time to time be necessary to satisfy its obligations under this Section 7(g) in connection with any exercise of Warrants then outstanding. If at any time while any of the Warrants remain outstanding, SDC LLC does not have a sufficient number of authorized and otherwise unreserved common units to satisfy its obligation under this Section 7(g), then the Company, in its capacity as managing member thereof, shall take all action reasonably necessary to cause SDC LLC to increase the authorized common units to an amount sufficient to satisfy its obligations under this Section 7(g) in connection with any exercise of Warrants then outstanding.
8.    REPRESENTATIONS AND WARRANTIES OF HOLDER. The Holder hereby represents and warrants to the Company that as of the date hereof:
(a)    This Warrant is made with the Holder in reliance upon the Holder’s representation to the Company, which by its execution of this Warrant the Holder confirms, that the Warrant and the Warrant Shares (if any) will be acquired for investment for the Holder’s own account, not as a nominee or agent, and do not with a view to the resale of distribution, and that the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Holder has not been formed for the specific purpose of acquiring the Warrant or the Warrant Shares.

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(b)    The Holder has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the Warrant with the Company’s management. The foregoing however, does not limit or modify the representations and warranties of the Company in Section 7 of this Warrant or the right of the Holder to rely thereon.
(c)    The Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and the Purchaser has not experienced a disqualifying event as enumerated pursuant to Rule 506(d) of Regulation D under the Securities Act.
(d)    The Holder understands that the Warrants and Warrant Shares have not been and will not be registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (1) subsequently registered thereunder or (2) sold in reliance on an exemption therefrom; and neither the Company nor any other person is under any obligation to register the Warrants or the Warrant Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.
(e)    The Holder has such knowledge and experience in financial and business matters so as to enable it to understand and evaluate the merits and risks of an investment in the Warrants and the Warrant Shares and is able to bear the economic risk of an investment in the Warrants and the Warrant Shares in the amount contemplated hereunder. The Purchaser can afford a complete loss of its investments in the Warrants and the Warrant Shares.
9.    NOTICES. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give notice to the Holder (i) promptly upon any adjustment of the Exercise Price, setting forth in reasonable detail the calculation of such adjustment and (ii) at least fifteen days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock (other than pursuant to any Company equity incentive plans for employees, officers, directors, managers, consultants and advisors) or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 9 and an appropriate confirmation is received prior to 5:00 p.m. (New York time) on a Business Day, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 9 and an appropriate confirmation is received on a day that is not a Business Day or later than 5:00 p.m. (New York time) on any Business Day, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be:

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if to the Company:
SmileDirectClub, Inc.
c/o SmileDirectClub, LLC
414 Union Street
Nashville, Tennessee 37219
Attention: Kyle Wailes and Susan Greenspon Rammelt
Email: kyle.wailes@smiledirectclub.com;
susan.greenspon@smiledirectclub.com
with copies to (which shall not constitute notice):
Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, WI 53202

Attention: Patricia J. Lane, Benjamin F. Rikkers and John K. Wilson
Email: plane@foley.com; brikkers@foley.com; jkwilson@foley.com if to the Holder:
[ ]
Attention: [ ]
Email: [ ]

10.    MISCELLANEOUS.
(a)    Successors and Assigns. This Warrant shall be binding on and inure to the benefit of the Company, the Holder, and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.
(b)    Amendments and Waivers. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder. Notwithstanding the foregoing, the Company may, without the consent of the Holder, by supplemental agreement or otherwise, (i) make any changes or corrections in this Warrant that are required to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein or (ii) add to the covenants and agreements of the Company for the benefit of the Holder, or surrender any rights or power reserved to or conferred upon the Company in this Warrant; provided that, in the case of (i) or (ii), such changes or corrections shall not adversely

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affect the interests of the Holder of then outstanding Warrants in any material respect. The Company may, with the consent, in writing or at a meeting, of the Holders of outstanding warrants to purchase Common Stock issued on the Issue Date exercisable for at least two-thirds of the of the aggregate Warrant Shares (as defined in each such warrant), amend in any way, by supplemental agreement or otherwise, this Warrant; provided, however, that no such amendment shall adversely affect any Warrant differently than it affects all other such warrants, unless the Holder thereof consents thereto.
(c)    Severability. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.
11.    TRANSFER OF THE WARRANT.
(a)    The Company shall maintain a register (the “Warrant Register”) containing the name and address of the Holder or Holders. Until this Warrant is transferred on the Warrant Register in accordance herewith, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary. Any Holder of this Warrant (or of any portion of this Warrant) may change its address as shown on the Warrant Register by written notice to the Company requesting a change.
(b)    The Company may appoint an agent for the purpose of maintaining the Warrant Register referred to in Section 11(a), issuing the Warrant Shares, exchanging this Warrant, replacing this Warrant or conducting related activities.
(c)    This Warrant (but excluding any Warrant Shares issued in respect hereof) may not be transferred or assigned in whole or in part without the Company’s prior written consent (which shall not be unreasonably withheld), except: (i) to another Holder of Warrants, (ii) to an Affiliate of such Holder (including a parent or subsidiary of such Holder, any of such Holder’s partners, members or other equity owners) or a fund or account that is managed, controlled or advised by or under common control with one or more general partners or managing members of, the same management company with, or the investment advisor of, the Holder, (iii) in connection with a corresponding transfer of Loans (as defined in the Loan Agreement) by such Holder or its Affiliates, or (iv) during the occurrence and continuance of an Event of Default (as defined in the Loan Agreement) under the Loan Agreement
(d)    If this Warrant is to be transferred in compliance with Section 11(c), the Holder shall surrender this Warrant to the Company, whereupon the Company shall issue and deliver upon the order of the Holder a new Warrant, registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant to the Holder representing the right to purchase the number of

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Warrant Shares not being transferred. The Company shall not be obligated to pay any tax which may be payable with respect to any transfer (or deemed transfer) arising in connection with the registration of any Warrants in the name of any person other than the Holder.
12.    GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.
13.    CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and all the Holders and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.
14.    DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via electronic mail within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via electronic mail (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.
15.    REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the rights of the Holder or the Company to pursue actual damages for any failure by the other party to comply with the terms of this Warrant. Each of the Company and the Holder acknowledges that a breach by such party of its obligations hereunder will cause irreparable harm to the other party and that the remedy at law for any such breach may be inadequate. The

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Company and Holder therefore agree that, in the event of any such breach or threatened breach, the other party shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.
16.    CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:
(a)    “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.
(b)    “Accredited Investor” has the meaning set forth in Rule 501 of Regulation D promulgated under the Securities Act.
(c)    “Bid Price” means, for any security as of the particular time of determination, the bid price for such security on the Principal Market as reported by Bloomberg as of such time of determination, or, if the Principal Market is not the principal securities exchange or trading market for such security, the bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg as of such time of determination, or if the foregoing does not apply, the bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg as of such time of determination, or, if no bid price is reported for such security by Bloomberg as of such time of determination, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC) as of such time of determination. If the Bid Price cannot be calculated for a security as of the particular time of determination on any of the foregoing bases, the Bid Price of such security as of such time of determination shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 14. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.
(d)    “Bloomberg” means Bloomberg Financial Markets.
(e)    “Business Day” means any day other than Saturday, Sunday, Federal holiday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.
(f)    “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the

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principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 14. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.
(g)    “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.
(h)    “Dollar”, “US Dollar” and “$” each mean the lawful money of the United States.
(i)    “Eligible Market” means the New York Stock Exchange, the Principal Market, The NASDAQ Capital Market, the American Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market.
(j)    “Expiration Date” means May 12, 2025.
(k)    “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock, or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial

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owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.
(l)    “Loan Agreement” means that certain Loan Agreement, dated as of May 12, 2020, by and among SDC U.S. Smilepay SPV, as the Borrower, SDC LLC, as the Seller and Servicer, HPS, as the Administrative Agent and the Collateral Agent, and the lenders from time to time party thereto.
(m)    “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.
(n)    “Common Stock” means (i) the Company’s Class A common stock par value $0.0001 per share, and (ii) any share capital into which such Class A Common Stock shall have been changed or any share capital resulting from a reclassification of such Class A Common Stock.
(o)    “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.
(p)    “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.
(q)    “Principal Market” means the Nasdaq Global Select Market.
(r)    “Successor Entity” means the Person (or the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or the Parent Entity) with which such Fundamental Transaction shall have been entered into.
(s)    “Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded.
17.    COUNTERPARTS. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, electronic mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.
SMILEDIRECTCLUB, INC.

By:	Name: Title:

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IN WITNESS WHEREOF, the undersigned has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.
[ ]

By:	Name: Title

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Exhibit A
EXERCISE NOTICE
TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE CLASS A COMMON STOCK
The undersigned holder hereby exercises the right to purchase _________________ of the shares of Common Stock (“Warrant Shares”) of SmileDirectClub, Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Class A Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.
1.Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:
____________ a “Cash Exercise” with respect to _________________ Warrant Shares; and/or
____________ a “Cashless Exercise” with respect to _________________ Warrant Shares.
2.    Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $        to the Company in accordance with the terms of the Warrant.
Payment shall be made in lawful money of the United States to the following account of SmileDirectClub, Inc.:

Bank Name:
ABA#: Account Name:
Account No.:

3.    Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

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Name of Registered Holder
DTC Account:
Address:

Contact person:
Phone Number:
By:
Name:
Title:

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ACKNOWLEDGMENT
The Company hereby acknowledges this Exercise Notice and hereby directs [Transfer Agent] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated [ ] from the Company and acknowledged and agreed to by [        ].
SMILEDIRECTCLUB, INC.

By:	Name: Title:

21

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